SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 14a-12

BROOKSTONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THIS FILING CONSISTS OF THE COMPANY’S PRESS RELEASE DATED AUGUST 18, 2005.

In connection with Brookstone, Inc.’s (the “Company”) solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger of Brookstone Acquisition Corp., a Delaware corporation (“Acquisition”), with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of Brookstone Holdings Corp., a Delaware corporation (“Parent”), pursuant to the terms of the previously-filed Agreement and Plan of Merger, dated April 15, 2005, as amended on July 15, 2005, among Parent, Acquisition and the Company, Brookstone will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of Brookstone a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Brookstone Inc., Merrimack NH, Attention: Investor Relations, Telephone: 603-577-8044, or from the Company’s website, http://www.brookstone.com.

Contact:

Philip Roizin
EVP of Finance and Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Announces Second-Quarter 2005 Earnings

MERRIMACK, N.H., August 18, 2005 – Product development company and specialty retailer Brookstone, Inc. (Nasdaq: BKST) today announced earnings for the second quarter of 2005. Results in this release relating to the Company’s Gardeners Eden brand are reflected as discontinued operations.

For the 13-week period ended July 30, 2005, Brookstone reported a net loss of $5.7 million, or $0.28 per diluted share. This compares to a net loss of $465,000, or $0.02 per diluted share in the second quarter of 2004. The Company announced plans to divest its Gardeners Eden business on June 29, 2005. The second quarter loss for 2005 includes a write-off of the intangible assets of Gardeners Eden, as well as related severance costs, totaling $4.1 million, or $0.12 cents per diluted share. Excluding these Gardeners Eden costs, the net loss for the quarter was at the better end of previously issued comparable guidance of $0.16 to $0.19 loss per diluted share.

For the 26-week period ended July 30, 2005, Brookstone reported a net loss of $12.5 million, or $0.61 per diluted share compared to a net loss of $5.1 million or $0.25 per diluted share for the comparable period in Fiscal 2004. .

Total sales for the second quarter decreased 6.6 percent to $87.5 million, while same-store sales decreased 10.0 percent, in each case when compared to the same period in 2004. Direct-Marketing sales decreased 1.7 percent to $13.1 million on a 10.8 percent reduction in catalog circulation.

Total sales for the 26-week period ended July 30, 2005 decreased 2.2 percent to $164.3 million compared to the same period in 2004. Same-store sales decreased 7.3 percent compared to last year. Year to date Direct-Marketing sales climbed 5.7 percent to $24.0 million on a 4.3 percent increase in catalog circulation.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss over the first three quarters and makes its profit for the year in the fourth quarter.

As previously announced, Brookstone has signed a definitive merger agreement which was amended as of July 15, 2005 to be acquired by a consortium led by OSIM International Ltd., J.W. Childs Associates L.P. and Temasek Capital (Private) Limited. Under the terms of the amended merger agreement, following approval by Brookstone’s shareholders and the satisfaction or waiver of other customary conditions including the receipt of regulatory approvals at the effective time of the merger, each outstanding share of Brookstone’s common stock will be converted into the right to receive $20.00 in cash.

Brookstone, Inc. is a specialty retailer that operates 291 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates five stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalog titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com/ and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”) and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Statements about a possible sale or divestiture of its Gardeners Eden business constitute forward-looking statements. Any statements in this release made in connection with the merger are not forward-looking statements within the meaning of the safe harbor provisions of the Reform Act. The Company may not be able to complete a divestiture on acceptable terms because of a number of factors, including failure to reach agreement with a purchaser. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

Brookstone, Inc.

Consolidated Statement of Operations

($ in thousands)

(Unaudited)

	Thirteen-weeks ended		Twenty-six weeks ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Net sales	$87,521	$93,749	$164,308	$167,999
Cost of sales	59,915	60,930	114,797	113,238

Gross profit	27,606	32,819	49,511	54,761

Selling, general and administrative expenses	31,577	32,315	63,333	60,352

Income (loss) from continuing operations	(3,971)	504	(13,822)	(5,591)

Interest (income) expense, net	(87)	209	(103)	445

Income (loss) before taxes, other party interests in consolidated entities and discontinued operations	(3,884)	295	(13,719)	(6,036)

Other party interests in consolidated entities	247	163	506	325

Income (loss) before taxes and discontinued operations	(4,131)	132	(14,225)	(6,361)

Income tax provision (benefit)	(1,575)	51	(5,470)	(2,446)

Income (loss) from continuing operations	(2,556)	81	(8,755)	(3,915)

Discontinued operations, net of tax	(3,193)	(546)	(3,773)	(1,194)

Net loss	$(5,749)	$(465)	$(12,528)	$(5,109)

Basic and diluted loss per share:

Income (loss) from continuing operations	$(0.12)	$0.00	$(0.43)	$(0.19)
Discontinued operations, net of tax	(0.16)	(0.02)	(0.18)	(0.06)

Net loss	$(0.28)	$(0.02)	$(0.61)	$(0.25)

Weighted average shares outstanding basic/diluted	20,389	20,203	20,376	20,118

Brookstone, Inc.

Condensed Consolidated Balance Sheet

($ in thousands)

(Unaudited)

	July 30, 2005	July 31, 2004	January 29, 2005
Current Assets:
Cash and cash equivalents	$46,613	$30,942	$86,205
Receivables, net	7,923	9,520	9,859
Merchandise inventories	75,879	68,886	75,585
Deferred income taxes, net	12,271	9,502	3,917
Prepaid expenses	7,315	6,998	6,045

Total current assets	150,001	125,848	181,611

Deferred income taxes, net	5,228	4,738	5,256
Property, plant and equipment, net	74,362	64,829	74,019
Intangible assets, net	—	3,988	3,853
Other assets	3,213	5,377	1,741

Total assets	$232,804	$204,780	$266,480

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$12,076	$15,356	$17,402
Other current liabilities	29,224	26,192	46,500

Total current liabilities	41,300	41,548	63,902

Other long term liabilities	22,668	16,819	22,432
Long term debt	8,308	1,946	8,760

Commitments and Contingencies

Other party interests in consolidated entities	1,004	1,045	1,100

Total shareholders’ equity	159,524	143,422	170,286

Total liabilities and shareholders’ equity	$232,804	$204,780	$266,480

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